Exhibit (a)(5)(J)

OPNET Technologies, Inc.

Frequently Asked Questions Regarding the Treatment of

the OPNET ESPP in the Merger

1. What is the purpose of this FAQ?

As you may know, OPNET Technologies, Inc. (“OPNET” or the “Company”) has entered into a merger agreement with Riverbed Technology, Inc. (“Riverbed”) and certain other parties, pursuant to which the Company anticipates that it will be acquired by Riverbed following the conclusion of a tender offer for OPNET common stock.

The purpose of this FAQ is to explain what will happen to the ESPP as a result of the tender offer and the merger, which we anticipate could be closed as early as December 17, 2012.

2. What is the per share price being offered for OPNET common stock in the tender offer? When are the tender offer and the merger each expected to close?

Under the terms of the merger agreement:

•

Riverbed (through a wholly-owned subsidiary) commenced a tender offer on November 14, 2012 to purchase all outstanding shares of OPNET common stock, at a price per share of (a) $36.55 in cash and (b) 0.2774 of a share of common stock of Riverbed (the “Offer Price”), without interest and subject to any required tax withholding; and

•

After the closing of the tender offer, and subject to the satisfaction or waiver of certain conditions in the merger agreement, a wholly owned subsidiary of Riverbed will merge with and into OPNET, and as a result OPNET will become a wholly-owned subsidiary of Riverbed.

The parties currently expect that the tender offer will close on December 17, 2012, and the merger will close shortly thereafter, although the precise timing is subject to change based on certain factors outside of the control of OPNET.

3. How will the merger affect the current offering under the ESPP?

OPNET has scheduled a final purchase for the ongoing ESPP offering period for November 30, 2012, which is referred to in this FAQ as the “final purchase date.” On the final purchase date, OPNET will apply all of your accumulated payroll deductions to the purchase of shares of OPNET common stock at a per share purchase price equal to the lower of (a) $21.66 (which is 85% of the closing price of OPNET common stock on August 1, 2012) and (b) 85% of the closing price of OPNET common stock on the November 30, 2012. Any amounts withheld by OPNET on behalf of participants that are not used to purchase shares of OPNET common stock on the final purchase date will be refunded to participants without interest.

4. Will the ESPP be terminated in connection with the merger?

Yes. The current ESPP offering and all outstanding purchase rights under the OPNET ESPP will terminate on November 30, 2012 as of immediately following the final purchase, and the OPNET ESPP will be terminated immediately prior to and contingent on the closing of the tender offer.

ESPP FAQs

November 15, 2012

5. Does Riverbed sponsor an employee stock purchase plan (ESPP) for its employees? When will I be able to participate in the Riverbed ESPP?

Yes, Riverbed currently sponsors an ESPP. You will receive information from Riverbed about participating in the Riverbed ESPP when you receive other employee-benefits related information

6. Can I make any changes to my payroll deductions or withdraw from the ESPP before the final purchase date on November 30, 2012?

You may elect to withdraw from the ESPP prior to the final purchase if you submit a withdrawal form to Human Resources no later than to November 30, 2012. If you timely elect to withdraw from the current offering period prior to the final purchase, no shares will be purchased on your behalf on the final purchase date, and you will receive a refund of your accumulated payroll deductions (without interest).

7. Can I tender the shares of OPNET common stock issued to me on the final purchase date in the tender offer?

Yes, you may tender your shares of OPNET common stock issued on the final purchase date in the tender offer. For more information about the tender offer, including instructions for participating in the tender offer, you should review the Registration Statement on Form S-4 filed by Riverbed with the U.S. Securities and Exchange Commission, which is available on the SEC’s website at http://www.sec.gov.

8. What happens to my shares of OPNET common stock if I do not participate in the tender offer?

In connection with the closing of the merger, each share of OPNET common stock outstanding at the closing of the merger—including any shares purchased through the ESPP on the final purchase date—will automatically be converted into the right to receive the Offer Price, without interest and subject to any required tax withholding, in accordance with the terms of the merger agreement.

9. What are the tax consequences of selling my shares of OPNET common stock issued through the ESPP in the tender offer or the merger?

IRS Circular 230 Disclosure: To ensure compliance with requirements imposed by the IRS, we inform you that any tax advice contained in this communication (i) was not intended or written to be used, and cannot be used, for the purpose of avoiding any tax penalty and (ii) was written to promote, market or recommend the transaction or matter addressed in the communication. Each employee should seek advice based on the employee’s particular circumstances from an independent tax advisor.

2.

ESPP FAQs

November 16, 2012

The exchange of the shares of OPNET common stock purchased by you through the ESPP for the Offer Price in connection with the Merger will result in a so-called “disposition” that will give rise to income, and you will be required to pay taxes on that income. The characterization of the income you recognize will vary depending on whether you sell your OPNET common stock purchased through the ESPP in a “disqualifying disposition” or a “qualifying disposition.” Whether a disposition is disqualifying or qualifying depends on how long you held the shares before the disposition, as described below.

Disqualifying Disposition

Generally, a “disqualifying disposition” will occur if you transfer your common stock in a “disposition” on or before either of the following holding periods:

•	two years after the offering date for purposes of the offering through which you purchased the stock; and

•	one year after the transfer of shares to you (generally, the purchase date on which you purchased the stock).

In a disqualifying disposition, the excess of (1) the fair market value of the common stock on the purchase date (the “Purchase Date Value”), over (2) the price at which you purchased the stock (the “Purchase Price”), will be characterized as ordinary income, and OPNET will report this income on your Form W-2 for 2012. The balance of the profit (if any) – that is, the excess of the sale price over the Purchase Date Value – will be characterized as long-term or short-term capital gain depending on the amount of time you held the purchase shares prior to sale.

If you sell or otherwise dispose of your stock in a disqualifying disposition for an amount less than the Purchase Date Value, you generally will be deemed to have received ordinary income equal to the excess of the Purchase Date Value over the Purchase Price. However, you generally will be able to report a capital loss equal to the difference between the sales price and the Purchase Date Value. As a result, you will have ordinary income and a capital loss in the same year, however you may not be able to fully offset your ordinary income with your capital loss – currently, the tax rules allow you to offset up to $3,000 of capital loss per year against ordinary income.

Qualifying Disposition

Generally, if you dispose of your stock in a qualifying disposition (that is, a transfer made after both holding periods described above for a disqualifying disposition), or if you die while owning the stock, then any gain will be characterized as ordinary income only to the extent of the lesser of: (1) the amount by which the fair market value of the shares on the date of disposition exceeds the purchase price (that is, the gain you recognized on the disposition); or (2) an amount equal to 15% of the fair market value of your stock on the offering date of the offering through which you purchased the stock. Any gain you recognize in excess of the sum of the purchase price and ordinary income you recognized will be treated as long-term capital gain.

If you make a qualifying disposition that results in a loss, you will not recognize ordinary income and you will have a long-term capital loss equal to the difference between the sale price and the purchase price.

3.

ESPP FAQs

November 16, 2012

10. Whom should I contact if I have additional questions?

If you have any questions regarding the mechanics of the ESPP and the final purchase date, please contact Nancy Alikonis by e-mail at nalikonis@opnet.com.

If you have specific questions about the tender offer or the merger, you should review the Registration Statement on Form S-4 filed by Riverbed with the U.S. Securities and Exchange Commission, which is available on the SEC’s website at http://www.sec.gov.

You should consult your tax advisor if you have questions relating to the tax consequences of your participation in the ESPP or the sale of your shares of OPNET common stock for the Offer Price in connection with the merger.

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4.

ESPP FAQs

November 16, 2012

Additional Information and Where to Find It

This communication is neither an offer to purchase nor a solicitation of an offer to sell shares of OPNET Technologies, Inc. (“OPNET”). Riverbed Technology, Inc. (“Riverbed”) has filed a Registration Statement on Form S-4 (containing a Prospectus/Offer to Exchange and certain other offer documents) and a Tender Offer Statement on Schedule TO with the Securities Exchange Commission (“SEC”) and OPNET has filed a Solicitation/Recommendation Statement on Schedule 14D-9, all with respect to the Offer and the Merger (as defined in those documents). OPNET stockholders are urged to read the Registration Statement (including the Prospectus/Offer to Exchange and the other offer documents contained therein), the Tender Offer Statement and the Solicitation/Recommendation Statement, because they contain important information that stockholders should consider before making any decision regarding tendering their OPNET shares. The Registration Statement (including the Prospectus/Offer to Exchange and other offer documents), the Tender Offer Statement and the Solicitation/Recommendation Statement are also available for free at the SEC’s web site at www.sec.gov. Free copies of the Registration Statement (including the Prospectus/Offer to Purchase and the other offer documents contained therein) and the Tender Offer Statement are also available from Riverbed by mail to Riverbed Technologies, Inc., 199 Fremont Street, San Francisco, CA 94105, attention: Investor Relations, and free copies of the Solicitation/Recommendation Statement are available from OPNET by mail to OPNET Technologies, Inc., 7255 Woodmont Avenue, Bethesda, Maryland 20814-7900, attention: Investor Relations. In addition, the Registration Statement (including the Prospectus/Offer to Exchange and the other offer documents contained therein) and the Tender Offer Statement may be obtained free of charge by directing a request to the Information Agent for the offer, MacKenzie Partners, 105 Madison Avenue, New York, New York 10016 (call toll free: (800) 322-2885; or call collect: (212) 929-5500). Computershare is acting as the exchange agent for the tender offer.

Interests of Certain Persons in the Offer and the Merger

Riverbed will be, and certain other persons may be, soliciting OPNET stockholders to tender their shares into the exchange offer. The directors and executive officers of Riverbed and the directors and executive officers of OPNET may be deemed to be participants in Riverbed’s solicitation of OPNET’s stockholders to tender their shares into the exchange offer.

Investors and shareholders may obtain more detailed information regarding the names, affiliations and interests of the directors and officers of Riverbed and OPNET in the exchange offer by reading the Prospectus and certain other offer documents, as well as the Solicitation/Recommendation Statement, when they become available.